Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-191383, 333-227476 and 333-274228) on Form S-8 and (No. 333-274899) on Form S-3 of our report dated June 21, 2024, with respect to the consolidated financial statements of Acasti Pharma Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 21, 2024